Exhibit 99.1

The J.M. Smucker Co. Names Jonathan E. Johnson III to Board of Directors
ORRVILLE, Ohio, February 7, 2022 -- The J.M. Smucker Co. (NYSE: SJM) announced today the appointment of Jonathan E. Johnson III to its Board of Directors, increasing its Board membership to 12.
Johnson currently serves as CEO for online retailer Overstock.com, Inc., where he has held roles of increasing capacity since 2002, including director and president of Overstock’s venture capital arm Medici Ventures. Prior to his leadership at Overstock, Johnson served as general counsel and CFO of software and services company TenFold Corporation.

“Since his appointment to CEO in 2019, Jonathan has made notable improvements to Overstock’s profitability and market share through a keen focus on enhancing the company’s strategy and its ability to deliver for consumers,” said Mark Smucker, President and CEO, The J.M. Smucker Co. “We are excited to have his extensive retail and ecommerce experience on the Board and look forward to his contributions in support of our strategy, as well as the continued advancement of our digital capabilities, financial technology and innovation.”

Johnson is a passionate blockchain and fintech advocate, and in the past has served as a director with New York-based financial services firms tZERO Group Inc. and FinClusive; blockchain companies GrainChain Inc., SettleMint and Voatz; financial services firm PeerNova Inc.; and financial software company Bitt. In addition to his professional credentials, Johnson is also an active leader in the community. He has served as a director with Salt Lake City-based University Hospital Foundation, the National Museum of American Religion, the Hale Centre Theatre, the Right to Try Foundation, the Salt Lake Chamber of Commerce, the Utah Technology Council and the Salt Lake Chamber Clean Air Task Force.

About The J.M. Smucker Co.
Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. At The J.M. Smucker Co., it is our privilege to be at the heart of this dynamic with a diverse portfolio that appeals to each generation of people and pets and is found in nearly 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif® and Milk-Bone® and new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer preferences and acting responsibly, we will continue growing our business and the positive impact we have on society. For more information, please visit jmsmucker.com.
The J.M. Smucker Co. is the owner of all trademarks referenced herein except for Rachael Ray®, a registered trademark of Ray Marks II LLC, which is used under license.
Contacts
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications
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